Exhibit 10

CBS Corporation
Restricted Shares Certificate
(Performance-Based with Time-Vesting)
Granted in Connection with the Voluntary Exchange Offer under the 2004 Long-Term Management Incentive Plan

        This certifies that CBS Corporation, a Delaware corporation (the "Company"), granted on June 1, 2006 (the "Date of Grant"), to the employee named on the Restricted Shares Award Listing page (the "Participant"), the number of performance-based restricted shares (the "Restricted Shares") shown on the Restricted Shares Award Listing page, for the Company's Class B Common Stock, par value $0.001 per share ("Class B Common Stock") under the Company's 2004 Long-Term Management Incentive Plan, as amended from time to time (the "Plan"), all on such Terms and Conditions, as later defined.

/s/ ANTHONY G. AMBROSIO Anthony G. Ambrosio Executive Vice President, Human Resources and Administration

If there is a discrepancy between the Award Listing page and the official records maintained by the office of the Executive Vice President, Human Resources, the official records will prevail.

CBS Corporation

Terms and Conditions to the Restricted Shares
(Performance-Based with Time-Vesting)
Granted in Connection with the Voluntary Exchange Offer under the
2004 Long-Term Management Incentive Plan

Article I

TERMS OF RESTRICTED SHARES

        Section 1.1    Grant of Restricted Shares.    CBS Corporation, a Delaware corporation (the "Company"), has awarded the Participant restricted shares of Class B Common Stock (the "Restricted Shares") under the CBS Corporation 2004 Long-Term Management Incentive Plan, as amended from time to time through the Date of Grant (as defined below) (the "Plan"). The Restricted Shares have been awarded to the Participant in connection with the Company's voluntary exchange offer commenced on May 3, 2006 (the "Voluntary Exchange Offer") in exchange for eligible stock options tendered to the Company by the Participant pursuant to the Voluntary Exchange Offer and are subject to (A) the certificate for the grant of Restricted Shares attached hereto (the "Restricted Shares Certificate"), (B) the terms and conditions set forth herein (the Restricted Shares Certificate and the terms and conditions, collectively, the "Certificate") and (C) the Plan, the terms of which are hereby incorporated by reference (items listed in (A), (B) and (C), collectively, the "Terms and Conditions"). A copy of the Plan has been or is being provided to the Participant. Capitalized terms that are not otherwise defined herein have the meanings assigned to them in the Plan.

        Section 1.2    Terms of Restricted Shares Vesting.    Subject to the other terms and conditions contained in the Certificate and in the Plan and subject to the Committee certifying that the performance goal (the "Performance Goal") established by the Committee for calendar year 2006 (the "Performance Period") has been achieved, the Restricted Shares shall vest in two equal installments on the second and third anniversaries of June 1, 2006 (the "Date of Grant"). Any fractional shares resulting from the application of the foregoing vesting schedule will be aggregated and will vest on the second anniversary of the Date of Grant. Each portion of the Restricted Shares will vest only if the Participant remains in continuous employment with the Company or one of its Subsidiaries through the applicable vesting date. In accordance with and subject to Section 1.2(d) below, in the event of the Participant's termination of employment for any reason, unvested Restricted Shares shall be forfeited to the Company. Notwithstanding anything to the contrary in this Section 1.2(d), in the event that the Committee determines that the Performance Goal established for the Restricted Shares for the Performance Period has not been achieved, the Restricted Shares will not vest, and will be immediately cancelled in their entirety and the Participant's rights with respect to such Restricted Shares will cease. The performance criteria with respect to the Performance Goal for the Performance Period is OIBDA Without Inter-Company Eliminations subject to adjustment pursuant to Section 2.2 hereof.

          (b)   Custody.    Effective as of the Date of Grant, the Bank of New York will be the record holder of the Restricted Shares and will hold the Restricted Shares for the benefit of the Participant. The interests of the Participant will be recorded in books and records maintained by the Company with respect to the Restricted Shares. Upon vesting of any Restricted Shares, the Participant's vested shares (less shares withheld to satisfy withholding tax obligations) will be transferred to the Participant's equity compensation account maintained with Smith Barney (or its successor as service provider to the Company's equity compensation plans). Following such transfer, the Participant may direct Smith Barney (or its successor) to sell some or all of such shares, may leave such shares in such equity compensation account or may transfer them to an account that the Participant maintains with a bank or broker by following the instructions made available to the Participant by the Company.

          (c)   Dividend Accruals.    During the period between the Date of Grant and the date that any Restricted Shares vest, Restricted Shares will accrue dividends whenever the Company pays a cash dividend on the outstanding shares of Class B Common Stock. Such accrued dividends will be subject to the same vesting conditions as the underlying Restricted Shares on which the dividends were accrued. The Company shall credit the accrual of the dividends on unvested Restricted Shares to the Participant's account at such time and in such manner as determined by the Committee, in its sole discretion. The Company shall maintain a bookkeeping record with respect to the amount of the dividends credited to the Participant's account. Accrued dividends that have been credited to the Participant's account shall be paid in cash through payroll (reduced by amounts necessary to satisfy withholding tax obligations) when the related Restricted Shares vest. Accrued dividends that have been credited to the Participant's account will not be paid with respect to any Restricted Shares that do not vest and are cancelled. Dividends will not be credited with any interest or other return between the date they accrue and the date they are paid to the Participant.

          (d)   Termination of Employment.    In the event that the Participant's employment with the Company or any of its Subsidiaries ends for any reason before the Restricted Shares have vested in full in accordance with Section 1.2(a) hereof, the Participant shall forfeit all unvested Restricted Shares (and all unvested dividends accrued thereon) as of the date of such termination of employment, unless the Committee determines otherwise or unless the Participant has an employment agreement with the Company or one of its Subsidiaries that provides for a different treatment, in which case the terms of the Participant's employment agreement will control. A "termination of employment" occurs, for purposes of the Restricted Shares, when a Participant is no longer an employee of the Company or any of its Subsidiaries for any reason, including, without limitation, a reduction in force, a sale or divestiture or shut-down of the business for which the Participant works, the Participant's voluntary resignation, the Participant's termination with or without cause or the Participant's retirement, death or permanent disability. Unless the Committee determines otherwise, the employment of a Participant who works for a Subsidiary shall terminate, for purposes of the Restricted Shares, on the date on which the Participant's employing company ceases to be a Subsidiary.

ARTICLE II

ADJUSTMENT OF AWARDS

        Section 2.1    Effect of Certain Corporate Changes.    In the event of a merger, consolidation, stock split, reverse stock split, dividend, distribution, combination, reclassification, reorganization, split-up, spin-off or recapitalization that changes the character or amount of the Class B Common Stock or any other changes in the corporate structure, equity securities or capital structure of the Company, the Committee shall make such adjustments, if any, to the number and kind of securities subject to the Restricted Shares, as it deems appropriate. The Committee may, in its sole discretion, also make such other adjustments as it deems appropriate in order to preserve the benefits or potential benefits intended to be made available hereunder. Such determinations by the Committee shall be conclusive and binding on all persons for all purposes.

        Section 2.2    Adjustment of Performance Goal.    In the event that, during the Performance Period, any merger, consolidation, combination, reorganization, recapitalization, acquisition, divestiture, spin-off, liquidation, dissolution, sale of assets, or other similar corporate transaction or event, or any other extraordinary event, circumstance occurs which has the effect, as determined by the Committee, in its sole discretion, of distorting the Performance Goal, including, without limitation, changes in accounting standards, the Committee may adjust or modify, as determined by the Committee in its sole discretion, the calculation of the Performance Goal, to the extent necessary to prevent reduction or enlargement of the award of the Restricted Shares for such Performance Period attributable to such transaction, circumstance or event. Such adjustments by the Committee shall be conclusive and binding on all persons for all purposes.

ARTICLE III

DEFINITIONS

As used herein, the following terms shall have the following meanings:

          (a)   "Board" shall mean the Board of Directors of the Company.

          (b)   "Class B Common Stock" shall mean shares of Class B Common Stock, par value $0.001 per share, of the Company.

          (c)   "Code" shall mean the Internal Revenue Code of l986, as amended, including any successor law thereto and the rules and regulations promulgated thereunder.

          (d)   "Committee" shall mean the Compensation Committee of the Board (or such other committee(s) as may be appointed or designated by the Board to administer the Plan).

          (e)   "Fair Market Value" of a share of Class B Common Stock on a given date shall be the 4:00 p.m. (New York time) closing price on such date on the New York Stock Exchange or other principal stock exchange on which the Class B Common Stock is then listed, as reported by The Wall Street Journal (Northeast edition) or as reported by any other authoritative source selected by the Company.

          (f)    "Participant" shall mean the employee to whom the Restricted Shares are awarded.

          (g)   "Subsidiary" shall mean a corporation (or a partnership or other enterprise) in which the Company owns or controls, directly or indirectly, more than 50% of the outstanding shares of stock normally entitled to vote for the election of directors (or comparable equity participation and voting power).

ARTICLE IV

MISCELLANEOUS

        Section 4.1    No Rights to Grants or Continued Employment.    Neither the Terms and Conditions nor any action taken in accordance with such documents shall confer upon the Participant any right to be employed by or to continue in the employment of the Company or any Subsidiary. In addition, the Terms and Conditions or any such action shall confer upon the Participant any entitlement to receive any future awards under the Plan or any other plan of the Company or any Subsidiary or interfere with or limit the right of the Company or any Subsidiary to modify the terms of or terminate the Participant's employment at any time for any reason.

        Section 4.2    Restriction on Transfer.    None of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of prior to vesting; provided, however, that the Committee may permit transferability, subject to any conditions and limitations that it may, in its sole discretion, impose.

        Section 4.3    Tax Withholding.    The Company or a Subsidiary, as appropriate, shall be entitled to withhold from any Restricted Shares that vest, and from any payment (including payment of accrued dividends) made with respect to the Restricted Shares or otherwise under the Plan to the Participant or a Participant's estate or any permitted transferee, an amount sufficient to satisfy any U.S. federal, state, local and/or other tax withholding requirements. The Company expects that, in order to satisfy such requirements, it will (i) in connection with the vesting of any Restricted Shares, retain a portion of such shares, and (ii) in connection with the payment of any accrued cash dividends, retain a portion of the cash amount that would otherwise be paid. As a condition to participating in the Voluntary Exchange Offer and receiving this grant of Restricted Shares, the Participant has agreed to the foregoing actions to satisfy such tax withholding requirements. Notwithstanding the foregoing, the Company may, in its discretion and subject to such conditions as it may determine, require or permit the Participant to satisfy such tax withholding requirements through some other means (including without limitation by payment of a cash amount equal to the amount of such tax withholding requirements or by delivery of

Class B Common Stock already owned by the Participant having a Fair Market Value equal to the amount of such tax withholding requirements).

        Section 4.4    Section 83(b) Election.    As a condition to participating in the Voluntary Exchange Offer and receiving this grant of Restricted Shares, the Participant has agreed not to file an election under Section 83(b) of the Code with respect to the grant of the Restricted Shares. Should the Participant attempt to make such an election under Section 83(b) of the Code, the Restricted Shares will be forfeited.

        Section 4.5    No Restriction on Right of Company to Effect Corporate Changes.    The Terms and Conditions shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Class B Common Stock or the rights thereof or which are convertible into or exchangeable for Class B Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

        Section 4.6    Interpretation.    In the event of any conflict between the provisions of the Certificate (including the definitions set forth herein) and those of the Plan, the provisions of the Plan will control. Additionally, in the event of a conflict or ambiguity between the provisions of the Certificate and the provisions of any employment agreement that is in effect and applicable to the Participant with respect to the Restricted Shares, the provisions of such employment agreement shall be deemed controlling to the extent such provisions are consistent with the provisions of the Plan and are more favorable to the Participant than the provisions of the Certificate.

        Section 4.7    Breach of Covenants.    In the event that (i) the Participant is party to an employment agreement or other agreement with the Company or one of its Subsidiaries containing restrictive covenants relating to non-competition, no solicitation of employees, confidential information or proprietary property, and (ii) the Committee makes a good faith determination at any time that the Participant has committed a material breach of any of such restrictive covenants during the one year period after termination of the Participant's employment with the Company or a Subsidiary (regardless of the circumstances of the Participant's termination of employment), then (x) the Participant will be required to return to the Company all shares of Class B Common Stock received by him or her as a result of the vesting of the Restricted Shares during the one year period prior to such breach and the cash payment of related accrued dividends; provided, however, to the extent that any such shares of Class B Common Stock were sold by the Participant, the Participant shall remit to the Company any proceeds realized on the sale of such shares of Class B Common Stock, whether such sale occurred during the one year period prior to such breach or any time after such breach occurs and (y) notwithstanding any provision of the Certificate or any other agreement between the Company and the Participant, including any agreement referenced in Section 1.2 (d) hereof, under no circumstances will any unvested Restricted Shares vest following the Committee's determination that Participant has committed a material breach.

        Section 4.8    Governmental Regulations.    The Restricted Shares shall be subject to all applicable rules and regulations of governmental or other authorities.

        Section 4.9    Headings.    The headings of articles and sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Terms and Conditions.

        Section 4.10    Governing Law.    The Terms and Conditions and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.